Exhibit 10.1

August 17, 2026

Edmund Reese

Aon Corporation

United States

Dear Edmund:

This letter agreement (“Agreement”) sets forth the terms and conditions of our mutual agreement regarding the transition of your employment as Executive Vice President and Chief Financial Officer of Aon plc (the “Company”) to the role of senior advisor.

Your last date of employment as Executive Vice President and Chief Financial Officer of the Company will be August 17, 2026 (“Transition Start Date”). For our mutual benefit and to promote a smooth transition for both you and the Company, you will transition to the role of senior advisor on the first day following the Transition Start Date (the “Senior Advisor Start Date”) and provide transition services to Aon as reasonably requested by the Company’s Chief Executive Officer during the period commencing on the Senior Advisor Start Date until and inclusive of August 16, 2027 (such period, the “Transition Period” and the last day of the Transition Period, the “Transition End Date”). Your employment with the Company shall terminate without Cause automatically effective as of the Transition End Date (or earlier as described below).

You acknowledge and agree that the Transition Period satisfies the notice period required under Section 2(b) of the Company’s Amended and Restated Senior Executive Combined Severance and Change in Control Plan, as amended (the “Severance Plan”). During the Transition Period, you will be eligible to receive your current $1,300,000 salary (subject to applicable withholding) and participate in any benefits and compensation plans for which you are eligible as set forth in the Severance Plan; provided, however, that you will not be eligible to receive any additional long-term or equity-incentive awards. In addition, you will remain eligible to receive an annual bonus under the Senior Executive Incentive Compensation Plan in respect of 2026 service, provided that you do not terminate your employment prior to the applicable payment date thereof; provided, however, that you will not be eligible to receive any additional long-term or equity-incentive awards or an annual bonus in respect of 2027 performance. On the Transition End Date, you will be entitled to the compensation and benefits set forth in Section 4 of the Severance Plan, subject to the terms and conditions set forth therein, and your termination will be treated consistent with a termination by the Company without Cause as of the Transition End Date under applicable compensation and benefit plans.

In the event you voluntarily terminate your employment prior to the Transition End Date, your employment with the Company shall terminate effective as of such date of termination and following such date of termination you shall no longer be eligible to receive your salary or participate in any benefits and compensation plans for which you are eligible under the Severance Plan (including, to the extent unpaid as of such date, an annual bonus in respect of 2026 performance). On such date of termination, you will be entitled to the compensation and benefits set forth in Section 4 of the Severance Plan, subject to the terms and conditions set forth therein, and your termination will be treated consistent with a termination by the Company without Cause as of such date under applicable compensation and benefit plans.

Nothing in this Agreement limits or eliminates your right to seek benefits under the Company’s Deferred Compensation Plan in accordance with the terms thereof or modifies or eliminates any requirements that you must comply with in order to retain and receive the benefits of the Deferred Compensation Plan. In addition, as concerns any and all awards received by you prior to the Transition Start Date they will be governed by the terms and conditions of the applicable awards or Aon plc 2011 Incentive Plan.

On or before the date of your termination, you shall submit your final documented expense reimbursement statement reflecting any and all authorized business expenses you incurred through such date for which you seek reimbursement. Aon shall reimburse you for such expenses pursuant to its regular policies and procedures.

The Company agrees to reimburse you for your attorney’s fees incurred in connection with this Transition Letter and the Releases up to $40,000, so long as you provide an invoice substantiating the actual fees incurred.

In consideration for the payments and other promises and undertakings contained in this Agreement, and except as otherwise set forth in this Agreement, you, on behalf of yourself and your heirs, executors, administrators, creditors, successors and assigns, agree to waive, release, acquit and forever discharge the Company, its past, present and future parents, subsidiaries and affiliates, and each of its and their respective past, present and future officers, directors, agents, servants, employees, attorneys, stockholders, successors, assigns and affiliates (the “Releasees”), of and from any and all claims, liabilities, demands, charges, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, which you assert or could assert against the Releasees at common law or under any statute, rule, regulation, order or law, whether federal, state or local, on any ground whatsoever, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date you sign this Agreement, including, without limitation, all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or its affiliates, but excluding any claims, liabilities, demands, charges, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature under the Age Discrimination in Employment Act of 1967, as amended. This Agreement does not waive (i) any rights or claims for indemnification which you may have pursuant to any written indemnification agreement with the Company to which you are party or under applicable law or the Company’s articles or bylaws or related insurance policies, (ii) any rights or claims for coverage available under any applicable director & officer insurance policy maintained by the Company, (iii) any rights to compensation or benefits earned prior to the date you sign this Agreement that have not yet been paid, (iv) any rights or claims for any payments or benefits due to you pursuant to the terms of this Agreement, or (v) any rights or claims under federal or state law that you cannot, as a matter of law, waive by private agreement or otherwise, such as claims for unemployment or state disability insurance benefits, worker compensation benefits, health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, recovery of an SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, or claims with regard to vested accrued benefits under an ERISA employee benefit plan. Additionally, nothing in this Agreement precludes you from filing a charge or complaint with or participating in any investigation or proceeding before the Equal Employment Opportunity Commission or similar state agency.

In consideration for the payments and other promises and undertakings contained in this Agreement, you agree not to utter or publish (including, but not limited to, written, oral, or internet website publication) any disparaging, derogatory or negative statements, comments, or remarks concerning the Company or its officers, directors, employees, stockholders and agents, affiliates and subsidiaries in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided, that you will respond accurately and fully to any question, inquiry or request for information when required by legal process, including giving truthful testimony or evidence to a governmental entity, or if properly subpoenaed or otherwise required to do so under applicable legal or regulatory obligation or process. The Company agrees that it will instruct its directors and officers not to disparage you during their employment or service to the Company; provided, that the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.

This Agreement confirms our agreements regarding your employment with the Company from the Transition Start Date through the Transition Period and other matters relating to your termination of employment with the Company. You agree that you remain subject to all restrictive covenants and other obligations to the Company set forth in any Company policy or any agreement between you and the Company, including the obligations set forth in Section 6 of the Severance Plan.

The provisions of this Agreement may be amended or waived only by the written agreement of you and the Company’s CEO, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect, or enforceability of this Agreement; provided, however, that the Company may unilaterally amend this Agreement to rescind or reduce the scope (such as time, geography, or scope of activity) of any restriction applicable to you by written notice to you at any time and without penalty. This Agreement shall be enforceable by you and your heirs, executors, administrators, and legal representatives, and by the Company and its successors and assigns, and shall be binding on such successors and assigns.

The validity, interpretation, construction, performance, enforcement, and remedies of, or relating to, this Agreement, and the rights and obligations of the parties, shall be governed by and construed in accordance with the substantive laws of the State of Illinois, without regard to the conflict of law principles, rules, or statutes of any jurisdiction. The parties hereto irrevocably consent to, and agree not to object or assert any defense or challenge to, the personal jurisdiction and venue of the courts of proper subject matter jurisdiction (federal or state) located in Illinois, and agree that any claim which may be brought in a court of law or equity may be brought in any such court located in Illinois.

Upon acceptance of this Agreement, please sign below and return the executed original to me. Upon your signature below, this will become our binding agreement with respect to your transition and separation from the Company.

Aon Corporation

By:	/s/ Lisa Stevens
Executive Vice President, Chief Administrative Officer

Agreed and Accepted:

/s/ Edmund Reese
Edmund Reese

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